UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2020

HF FOODS GROUP INC

(Exact Name of Registrant as Specified in Charter)

Delaware State or Other Jurisdiction of Incorporation of Organization)	001-38013 (Commission File Number)	81-2717873 (IRS Employer Identification Number)

19319 Arenth Avenue City of Industry, CA (Address of Principal Executive Offices)	91748 (Zip Code)

Registrant’s telephone number, including area code: (626) 338-1090

6001 W. Market Street, Greensboro, NC 27409

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001	HFFG	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2020, Xiao Mou Zhang notified HF Foods Group Inc. (the “Company”), that he resigned from his position as the Chief Financial Officer of the Company effective May 1, 2020. Mr. Zhang will continue to serve as Co-Chief Executive Officer and a director of the Company.

On April 30, 2020, the Company appointed Kong Hian Victor Lee to serve as the Chief Financial Officer of the Company effective May 1, 2020.

Mr. Lee, age 52, has been employed by the Company since December 2019, as its Vice President for Corporate Finance, Investor Relationships, and Corporate Strategy. Since February 2012, Mr. Lee has served as president and chief executive officer of Ascent Solar Technologies, Inc. Mr. Lee also is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 27 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a Vice President position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to Managing Director and Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billion in assets under management. From 2007 until 2009 he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University.

There are no arrangements or understandings between Mr. Lee and other persons pursuant to which he was appointed as chief financial officer of the Company. There are no family relationships between Mr. Lee and any director or executive officer, or any person nominated or chosen by the Company to become a director or executive officer that would be reportable under Item 404(a) of Regulation S-K.

The Company hired Mr. Lee pursuant to the terms of a letter agreement and a standard and customary confidentiality, non-competition, and non-solicitation agreement which prohibits Mr. Lee from engaging in business activities detrimental to the Company’s business relationships or soliciting any of the Company’s employees for a period of one year following termination of employment. The letter agreement provides for at-will employment with an annual base salary of $180,000, and an annual discretionary bonus of up to 60% of base salary but not less than $50,000. The same terms of employment will remain in effect in connection with Mr. Lee’s appointment as chief financial officer.

Item 8.01.	Other Information.

On April 30, 2020, the Company decided that its corporate headquarters will be located at the Company’s existing offices in City of Industry, California. The new headquarters will be located in facilities currently owned and occupied by subsidiaries of the Company, and the change will not involve the acquisition or rental of new facilities.

On May 4, 2020, the Company issued a press release announcing the appointment of Mr. Lee as Chief Financial Officer and the change of location of its corporate headquarters, as set forth above in Item 5.02 and Item 8.01, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 4, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: May 4, 2020	/s/ Xiao Mou Peter Zhang
Xiao Mou Peter Zhang
Co-Chief Executive Officer